EXHIBIT 5.1

OUR FILE NUMBER
843,143-012
[O’MELVENY & MYERS LLP LETTERHEAD]

WRITER'S DIRECT DIAL
(213) 430-6643

WRITER'S E-MAIL ADDRESS
rboehmer@omm.com

December 18, 2006

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re:	11,500,000 Shares of Common Stock of Sun Healthcare Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Sun Healthcare Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 10,000,000 shares of the Common Stock, $0.01 per value per share, of the Company, and up to an additional 1,500,000 shares of Common Stock issuable upon the exercise of an over-allotment option granted to the Underwriters (as defined below) (the “Shares”) pursuant to that certain Underwriting Agreement, dated December 14, 2006 (the “Agreement”), between the Company and UBS Securities LLC, as Managing Underwriter of the underwriters named therein (the “Underwriters”). The Shares are being issued pursuant to a Registration Statement on Form S-3, File No. 333-135547, filed by the Company with the Securities and Exchange Commission for purposes of registering the sale of up to an aggregate of $150,000,000 of common stock, preferred stock, debt securities and warrants of the Company under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Sun Healthcare Group, Inc., December 18, 2006 - Page 2

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Agreement and the book-entry of the Shares by the transfer agent for the Common Stock of the Company in the name of The Depository Trust Company or its nominee, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, dated December 18, 2006.

Respectfully submitted,

O’MELVENY & MYERS LLP